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                                                                    EXHIBIT 99.1

                              (ONEIDA NEWS RELEASE)

FOR IMMEDIATE RELEASE

CONTACTS:
Richard Mahony
Gavin Anderson & Company (212) 515-1960

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                 Oneida Signs Letter of Intent to be Acquired by
                            Private Investment Firms

ONEIDA, NY - JULY 14, 2006 - Oneida Ltd. (OTC: ONEI) today announced that it has signed a Letter of Intent to be acquired by an entity to be formed by D. E. Shaw Laminar Portfolios, L.L.C. ("Laminar") and Xerion Capital Partners LLC ("Xerion" and with Laminar the "Buyers"), both current Oneida shareholders.

Under the terms of the proposed transaction, Laminar and Xerion will pay at least $222.5 million, or an amount sufficient to pay in full the company's secured bank claims plus, among other things, the payment or assumption of all other general unsecured claims. In addition, the Buyers will include an element of consideration for the company's common equity holders in connection with securing their approval of the proposed transaction.

"The proposed agreement with Laminar and Xerion represents a very favorable outcome for Oneida and its stakeholders, including creditors, shareholders, employees, vendors and our valued customers," said Christopher H. Smith, Chairman of Oneida Ltd. "The possible investment by these two widely respected firms acknowledges the substantial progress Oneida has made in transforming its business, which began more than 18 months ago. These firms have had an opportunity to see our operations first-hand as shareholders, and we are pleased that they support Oneida's plan of reorganization. Importantly, their investment would bring stability and a long-term perspective to Oneida's shareholder base."

"This transaction would set the table for Oneida's growth," said James E. Joseph, President of Oneida. "As an 18-year veteran of Oneida, I am proud of what our people have achieved over the past 18 months, and I am truly excited about our future. We are prepared, as I believe few in our industry are, to meet our challenges, strengthen our business and provide exceptional service to customers."

It is currently anticipated that the proposed transaction would be in the form of an offer to purchase 100% of the equity interest of Oneida through a plan funding agreement. Execution of a definitive agreement is subject to, among other things, confirming due diligence by the Buyers, standard regulatory approvals and other conditions, including confirmation of Oneida's plan of reorganization by the Bankruptcy Court. Should Oneida and the Buyers fail to reach a definitive agreement, Oneida would move forward to complete its original recapitalization plan, which is supported by its lenders, in a timely manner.





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About Oneida

Incorporated in 1880, Oneida Ltd. is one of the world's largest design, sourcing and distribution companies for stainless steel and silverplated flatware for both the consumer and foodservice industries. It is also the largest supplier of dinnerware to the foodservice industry in North America. Additional information about Oneida can be found at www.oneida.com.

Note on Forward-Looking Statements

This press release includes forward-looking information and statements. These statements are based on current expectations, estimates and projections. These expectations, estimates and projections are generally identifiable by statements containing words such as "expects," "believes," "estimates," "targets," "plans" or similar expressions. However, there are many risks and uncertainties, many of which are beyond our control, that could cause our actual results to differ materially from the forward-looking information and statements made in this press release. For further information regarding risks and uncertainties associated with Oneida's business, please refer to the "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Risk Factors" sections of Oneida's SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q.

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Contact:
Gavin Anderson & Company
Richard A. Mahony
212-515-1960

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